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Exhibit 8.2

September 22, 2003

SPS Technologies, Inc.
Two Pitcairn Place, Suite 200
165 Township Line Road
Jenkintown, PA 19046

  Re:
  Merger pursuant to Agreement and Plan of Merger among Precision Castparts Corp., Star Acquisition, LLC and SPS Technologies, Inc.

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Agreement and Plan of Merger dated as of August 16, 2003 (including exhibits and schedules thereto, the "Merger Agreement"), among Precision Castparts Corp., an Oregon corporation ("Parent"), Star Acquisition, LLC, a Pennsylvania limited liability company ("Acquisition Sub"), and SPS Technologies, Inc., a Pennsylvania corporation (the "Company"). Pursuant to the Merger Agreement, the Company will merge with and into Acquisition Sub (the "Merger").1 We have acted as counsel to the Company in connection with the Merger. This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

Any capitalized term not defined in this opinion letter has the meaning ascribed to such term in the Merger Agreement.

For purposes of the opinion set forth below, we have reviewed and relied on the Registration Statement on Form S-4 filed with the Securities and Exchange Commission with respect to the Parent stock to be issued pursuant to the Merger (the "Registration Statement"), the Merger Agreement, the representation letters provided to us by Parent, Acquisition Sub and the Company in connection with the preparation of this opinion (the "Tax Representation Letters"), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. We also have assumed (without any independent investigation or review thereof) that:

        (a)   Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

        (b)   All representations, warranties and statements made or agreed to by Parent, Acquisition Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Registration Statement, the Merger Agreement and the Tax Representation Letters are and will be true and accurate at all relevant times, and no actions that are inconsistent with such representations, warranties and statements will be taken;

        (c)   All covenants contained in the Merger Agreement and the Tax Representation Letters are and will be performed without waiver or breach of any material provision thereof;

        (d)   The Merger will be consummated in accordance with the Merger Agreement and as contemplated by the Registration Statement without any waiver, breach or amendment of any material provision thereof, and the Merger will be effective under applicable state law;

        (e)   Each of Parent, Acquisition Sub and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Income Tax Regulations and Procedure and Administration Regulations thereunder (the "Treasury Regulations"); and

        (f)    Any representation, warranty or statement made "to the knowledge of" or similarly qualified is and will be true, correct and complete as if made without such qualification.

Any inaccuracy in, or breach of, any of the aforementioned representations, warranties, statements and assumptions or any change after the date hereof in applicable law could adversely affect our opinion.

Based upon and subject to the foregoing and the limitations and qualifications set forth herein, we are of the opinion that, under presently applicable United States federal income tax law, (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (ii) Parent and the Company will each be a party to that reorganization; and (iii) the discussion set forth in the Registration Statement under the heading "The Merger—Material U.S. Federal Income Tax Consequences," to the extent it describes legal matters or legal conclusions, is accurate in all material respects.

*    *    *

We express no opinion herein other than the opinion expressly set forth above. In particular, this opinion does not address the tax consequences of any transaction under any foreign, state, or local tax law and does not address the federal tax consequences of any transaction other than the Merger as described in the Merger Agreement. You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Treasury Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinion.

We hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus included as part of the Registration Statement, filing a form of this opinion as an exhibit to the Registration Statement, and the references to our firm in the Registration Statement under the headings "The Merger—Material U.S. Federal Income Tax Consequences" and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Goodwin Procter LLP
Goodwin Procter LLP

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  Exhibit 8.2